PERSONAL & CONFIDENTIAL

October 13, 2021

Timothy Burgess

RE:    Confidential Separation Agreement and General Release
Dear Tim,
This will confirm our offer concerning the separation of your employment with Curation Foods, Inc. (“Company”), effective on October 11, 2021 (the “Separation Date”). Provided you accept this Confidential Separation Agreement and General Release (the “Agreement”) such that it becomes effective and enforceable pursuant to Paragraph 3(B), you will receive the Conditional Separation Benefits outlined in Paragraph 2 of this Agreement. If you elect not to accept this Agreement or if you timely revoke your acceptance of it, then you will receive only the Unconditional Separation Benefits identified in Paragraph 1.
(1)Unconditional Separation Benefits. Whether or not you choose to sign this Agreement and accept the terms it contains or, having done so, exercise your rights to revoke your acceptance of these terms, the following circumstances will apply to you:
(A)The Company will pay you your regular base wages through your last date of employment with the Company;
(B)The Company will pay you for any vacation that you have accrued but not used through your last date of employment with the Company;
(C)You will retain all your vested rights, if any, as of last date of your employment with the Company in the Company’s 401(k) plan and will receive all payments due you under the terms of that plan;
(D)If you were a participant in the Company’s group health insurance plan on the last date of your employment with the Company, the Company will provide you with the right to participate, paid by the Company for 6 months, in such plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If you exercise these rights in a timely manner, your coverage under the Company’s group health insurance plan will cease as of April 30, 2022. As of your last date of employment with the Company, you will cease to participate in all other benefit plans; and

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(2)Conditional Separation Benefits. Conditioned upon you signing and returning this Agreement no earlier than the Separation Date and no later than the 45th day after you first receive it, not timely revoking your acceptance (see Paragraph (3)(B)(iii)) and complying with the terms and conditions of this Agreement, you will be entitled to receive the amounts specified in subparagraphs (A) and (B) below:
(A)    Cash Benefit. The Company will pay you the gross amount of $258,633.18 which is equivalent to 39 weeks of your regular, base wages in effect on the Separation Date. The amount in the foregoing sentence will be paid to you by the Company in 20 substantially equal installments in accordance with the Company’s normal payroll practices and schedule, beginning on the first regularly-scheduled Company pay date that occurs after the 60th day after the Separation Date provided this Agreement has become effective and enforceable as of that date.
(B)    RSU Benefit. You will be made 100% vested in the 17,500 Restricted Stock Units that were granted to you under the Landec Corporation 2013 Stock Incentive Plan (the “Plan”) on July 25, 2019 (the “RSUs”) and which RSUs are evidenced by that certain Stock Unit Agreement signed by you on August 1, 2019 (the “RSU Award Agreement”). The full vesting of the RSUs will occur on the first business day following the end of the Revocation Period; as provided under Section 4 of the RSU Award Agreement, the RSUs will be automatically settled in shares of Landec Corporation common stock upon vesting, provided that you have satisfied any applicable withholding obligations as set forth in Section 6 of the RSU Award Agreement. For the avoidance of doubt, this Paragraph (2)(B) shall apply only to the RSUs reference above and shall not extend to any other equity awards which may have been granted to you under the Plan. To the extent you are not vested in other equity awards that were granted to you under the Plan, the unvested portion(s) of those award(s) will be permanently and irrevocably forfeited effective upon your Separation Date.
The Conditional Separation Benefits paid to you pursuant to this Paragraph 2 will be subject to normal deductions for income and employment taxes and other authorized deductions in accordance with applicable law. The Company will not contest your application for unemployment compensation benefits; provided, however, that this Paragraph shall not prevent the Company from providing the applicable unemployment authority, upon request from such authority, with information regarding the payment described, above, or other information requested by the unemployment authority in the reasonable fulfillment of its administration of your unemployment compensation.
(3)Your Undertakings. In exchange for the Conditional Separation Benefits provided to you under Paragraph 2 above and other good and valuable consideration, and intending to be legally bound by this Agreement, you agree as follows:
(A)General Release of Claims. You agree, on behalf of yourself, your heirs, representatives, successors, and assigns, to release the Company and its past and present parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, employees, agents, attorneys, insurers, predecessors, successors, representatives, and assigns (collectively the “Released Parties”), collectively, separately, and severally, of and from any and all rights, rights of action,

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obligations, promises, agreements, debts, losses, controversies, claims, demands, actions, causes of action (at law, in equity or otherwise), liabilities, suits, judgments, damages, liens, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, asserted or unasserted, which you ever had, now have, or hereafter may have against the Released Parties, or any of them, from the beginning of time up until the date you sign this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon your signing of this Agreement up through the date you sign it, with the exception of (i) any claims which cannot legally be waived by private agreement; (ii) any claims which may arise after the date you sign this Agreement; and (iii) any claims for breach of this Agreement. The claims released by this general release include, but are not limited to: (a) all claims arising under any federal, state or local statute, code, rule, regulation, ordinance, order, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Americans with Disabilities Act, the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, California Parental Leave Law, the California Paid Family Leave Act, California Labor Code Section 132a (1) to (4), all as amended, and any other employee-protective law of any jurisdiction that may apply; (b) all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; (c) all claims for compensation of any type whatsoever, including but not limited to claims for wages (except for accrued and unused vacation, PTO or sick pay), bonuses, commissions, incentive compensation, profit participation, equity, phantom equity, benefits, separation payments (except as expressly provided in this Agreement), and expenses; (d) all claims arising under or for breach of any Company program, policy, practice, contract, agreement or understanding, whether written, oral, express or implied (except this Agreement), including without limitation any claim for breach of any covenant of good faith and fair dealing; (e) all claims for promissory estoppel, quantum meruit, unjust enrichment, or detrimental reliance; (f) all tort claims (including claims for wrongful termination, negligence, fraud, slander, libel, defamation, disparagement, invasion of privacy, and negligent or intentional infliction of emotional distress); and (g) all claims for monetary, equitable or other relief of any kind including without limitation back pay, front pay, reinstatement, damages, injunctive relief, attorneys’ fees, expert fees, medical fees, expenses, costs and disbursements. This general release includes, but is not limited to, any and all claims, related in any way to your employment with the Company and/or its predecessors including the termination of that employment. If you are age 40 or older, your acceptance of this agreement also will release any and all claims under the federal Age Discrimination in Employment Act. Notwithstanding anything herein to the contrary, the general release of claims in this Paragraph does not extend to workers compensation benefits, to unemployment compensation benefits, or to any other rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights you might have under federal and/or state law. This release shall not limit or restrict your right under the ADEA to challenge the validity of this agreement in a court of law. However, this release does prevent you from making any individual or personal recovery against the

PERSONAL & CONFIDENTIAL
Company or the Released Parties, including the recovery of money damages, reinstatement or other legal or equitable relief, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties, with the exception of any right to receive an award for information provided to the Securities and Exchange Commission.
You also acknowledge that you have been advised of California Civil Code Section 1542, which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
You agree that you are waiving any and all rights you may have under California Civil Code Section 1542 with respect to the general release of claims in Paragraph 3(A) of this Agreement. In connection with this waiver, you acknowledge that you may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which you may now know or believe to be true, with respect to the claims released pursuant to Paragraph 3(A). Nevertheless, you intend to and do by this Agreement release, fully, finally and forever, in the manner described in Paragraph 3(A), all such claims as provided therein. This Agreement shall constitute the full and absolute release of all claims and rights released in this Agreement, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.
(B)Release of Claims Under the ADEA; Consideration & Revocation Period.
(i)ADEA Claims Released. You understand that the general release set forth in Paragraph 3(A) above includes a release of any claims you may have, if any, against the Released Parties under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). You understand that your waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date you sign this Agreement and you are not prohibited from challenging the validity of this release and waiver of claims under the ADEA. You have been informed in writing as to (i) the class, unit, or group of individuals covered by the program that resulted in the termination of your employment, any eligibility factors for such program, and any time limits applicable to such program, and (ii) the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program, a copy of such information being attached hereto as Exhibit A.
(ii)Consideration Period. You acknowledge that you have been given a period of at least forty-five (45) days from the date this Agreement was initially delivered to you to decide whether to sign this Agreement (the “Consideration Period”). If you decide to sign this Agreement before the expiration of the Consideration Period, which is solely your choice, you represent that your decision is knowing and voluntary. You agree that any revisions made to this Agreement after it was initially delivered to you were either

PERSONAL & CONFIDENTIAL
not material or were requested by you, and do not re-start the Consideration Period. You are hereby advised to consult with an attorney of your own choosing prior to signing this Agreement.
(iii)Revocation Period; Effective Date. You understand that you may revoke this Agreement within seven (7) days after you have signed it (the “Revocation Period”). This Agreement shall not become effective or enforceable until the eighth (8th) day after you sign this Agreement without having revoked it (the “Effective Date”), as long as the date you sign the Agreement is within the Consideration Period provided in Paragraph 3(B)(ii). In the event you choose to revoke this Agreement, you must notify the Company in writing in accordance with Paragraph 3(B)(iv) below, in which case this Agreement shall have no force or effect.
(iv)Notice to Company. By signing below, you agree and acknowledge that you have read this Agreement, understand its contents and may agree to the terms of this Agreement by signing and dating it below and returning the signed and dated agreement, via mail, hand delivery or overnight delivery, so that it is received by Ann Baker, Curation Foods, Inc., 2811 Airpark Dr, Santa Maria, CA 93455, within the time period provided in Paragraph 2 above. Any revocation of this Agreement pursuant to Paragraph 3(B)(iii) must be received by Ann Baker, in accordance with this Paragraph, no later than the last day of the Revocation Period provided in Paragraph 3(B)(iii).
(C)Representations & Warranties. By signing below, you represent and warrant as follows:
(i)There are no pending complaints, charges or lawsuits filed by you against any of the Released Parties;
(ii)You are the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 3(A), above, and that you have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity;
(iii)You have been properly paid for all hours worked, and you have received all compensation due through the Separation Date;
(iv)The Company has reimbursed you for all Company-related expenses incurred by you in direct consequence of the discharge of your duties, or of your obedience to the directions of the Company;
(v)The Company has not denied you the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law; and
(vi)You have not suffered or incurred any workplace injury in the course of your employment with the Company, other than any injury that was made the subject of a written injury report.

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(D)Confidentiality. To the fullest extent permitted by law, you agree that you will not disclose, directly or indirectly, the existence or terms of our agreement concerning these matters to any third party; provided, however, that following your obtaining a promise of confidentiality for the benefit of the Company from your tax preparer, accountant, attorney, and spouse, you may disclose the terms of this agreement to such of these individuals who have made such a promise of confidentiality. This provision shall not prevent you from disclosing such matters in testifying in any hearing, trial or other legal proceeding where you are required to do so.
(E)Non-Disparagement. To the fullest extent permitted by law, you agree not to make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or the Released Parties (including negative references to the Company’s products, services, partners, attorneys, officers, or employees). Notwithstanding the foregoing, nothing in this Agreement shall apply to or restrict in any way the communication of any information by you, in whatever form, to: (i) any person acting on behalf of the Company in connection with any internal investigation or review; (ii) any person acting on behalf of a government agency conducting an investigation about which you have relevant information; or (iii) any other person if required by a lawfully issued subpoena or court order. If you respond or communicate with any person or entity described in clause (iii) of the preceding sentence, you shall notify the Company in advance of such response or communication unless prohibited or prevented by law.
(F)Restrictive Covenants Survive. Any agreements that you previously executed in favor of the Company that pertain in whole or in part to the protection of confidential information, trade secrets, the assignment of intellectual property, and/or non-solicitation of employees, (collectively “Restrictive Covenants”) shall survive this Agreement and your separation from employment with the Company and you shall continue to be bound by those Restrictive Covenants in accordance with their terms. For avoidance of doubt, to the extent such an agreement includes terms and provisions in addition to Restrictive Covenants, only the Restrictive Covenants and related provisions regarding the interpretation and enforcement of the Restrictive Covenants shall survive, not the additional terms and provisions.
(G)Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement or the Restrictive Covenants limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or prevents you from providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.
(4)Miscellaneous. Should you accept the terms of this Agreement, its terms will be governed by the following additional terms.

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(A)This Agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof. If you accept and do not timely revoke this Agreement, it supersedes all prior agreements, understandings and practices concerning such matters between you and the Company, including, but not limited to, any personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company; provided, however, that the Restrictive Covenants shall survive this Agreement and your separation from employment with the Company as provided in Paragraph 3(F) above.
(B)You agree and acknowledge that this Agreement provides you with benefits from the Company which, in their totality, are greater than those to which you otherwise would be entitled.
(C)Nothing in this Agreement, including the general release, should be construed as an admission of wrongdoing or liability on the part of the Released Parties, who expressly deny any liability whatsoever.
(D)This Agreement and its interpretation shall be governed and construed in accordance with the laws of the State of California and shall be binding upon the parties hereto and their respective successors and assigns.
(E)In the event that you breach any provision of this Agreement, you agree that the Company may suspend its further performance (including all additional payments) under this Agreement, recover any damages suffered as a result of such breach and recover from you any reasonable attorneys’ fees and costs it incurs as a result of your breach. In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provision of this agreement. In no case, however, shall the release provided in Paragraph 3(A), above, be revoked or terminated if you accept this agreement as provided in Paragraph 3(B), above, and do not timely revoke your acceptance within the Revocation Period.
(F)If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable, then the parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the parties intend that the court sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.
(G)Except as expressly provided in Paragraph 4(F), no provision of this Agreement may be amended, changed, altered, or modified except in writing signed by you and a duly-authorized representative of the Company, which writing shall specifically reference this Agreement and the provision(s) that the parties intend to modify.
(H)You may not assign this Agreement or any part hereof, and any purported assignment by you shall be null and void from the initial date of purported assignment. This Agreement shall be assignable by the Company and inure to the benefit of the Company and its

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successors and assigns. Each of the Released Parties is an intended third-party beneficiary of this Agreement having full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.
(I)Payments pursuant to this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations and other binding guidance promulgated thereunder (“Section 409A”), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible, and the Company may in its discretion change the timing of the payment of the amounts under this Agreement to the extent such amounts fall within one of these exemptions. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
(J)This Agreement may be executed in counterparts, and when each Party has signed and delivered one such counterpart to the other Parties hereto, each counterpart shall be deemed an original and taken together shall constitute one and the same agreement, which shall be binding and effective as to each of the Parties. A facsimile or scanned (e.g., .PDF, etc.) signature shall be deemed to be an original.
By signing this Agreement, you acknowledge that you do so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Agreement, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.
Should you have any questions, please feel free to contact me at 805-249-5239.
Very truly yours,
    Curation Foods, Inc.

/s/ Ann Baker
Ann Baker
SVP HR/QA

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I agree with and accept the terms contained in
this agreement, and agree to be bound by them.

Dated this 13th day of October, 2021

/s/ Timothy Burgess
Timothy Burgess